Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-252089 on Form S-3 and Registration Statement No. 333-261393 on Form S-8 of our report dated March 31, 2025 relating to the financial statements of Spruce Power Holding Corporation appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Houston, Texas
March 31, 2025